SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 33-96680

                               HERFF JONES, INC.
             (Exact name of registrant as specified in its charter)

                              4501 West 62nd Street
                           Indianapolis, Indiana 46268
                                 (317) 297-3740
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     11% Senior Subordinated Notes due 2005
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a)or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [ ]
Rule 12g-4(a)(1)(ii)    [ ]
Rule 12g-4(a)(2)(i)     [ ]
Rule 12g-4(a)(2)(ii)    [ ]
Rule 12h-3(b)(1)(i)     [X]
Rule 12h-3(b)(1)(ii)    [ ]
Rule 12h-3(b)(2)(i)     [ ]
Rule 12h-3(b)(2)(ii)    [ ]
Rule 15d-6              [X]

Approximate  number of holders of
record as of the certification or notice date:       22

Pursuant to the requirements of the Securities Exchange Act of 1934 Herff Jones, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  January 28, 1998                   BY: /s/ Lawrence F. Fehr
                                              ---------------------------------
                                               Lawrence F. Fehr,
                                               Chief Financial Officer